Exhibit 99.1

FOR IMMEDIATE RELEASE

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Scott Stoffel

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Scott Leinenweber

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Abbott Expands Latin American Presence and Branded Generics Portfolio with Acquisition of CFR Pharmaceuticals

Abbott enhances its position in fast-growing Latin American market, more than doubling its branded generics pharmaceutical sales and presence in the region

ABBOTT PARK, Ill., May 16, 2014 — Abbott today announced a definitive agreement to acquire Latin American pharmaceutical company CFR Pharmaceuticals, more than doubling its Latin American branded generics pharmaceutical presence and further expanding Abbott’s presence in fast-growing markets. Under the terms of the agreement, Abbott will acquire the holding company that indirectly owns approximately 73 percent of CFR Pharmaceuticals and will conduct a public cash tender offer for all of the outstanding shares of CFR. Assuming all publicly-held shares are tendered, the total purchase price would be approximately $2.9 billion, plus the assumption of net debt of approximately $430 million.

This acquisition immediately establishes Abbott among the top 10 pharmaceutical companies in Latin America, further broadening Abbott’s geographic presence across the region.

“With its scale and leadership positions in the region, strong commercial and development organizations, well-respected leadership team and a trusted portfolio of recognized brands, CFR is one of the leading branded generic companies in Latin America,” said Miles D. White, chairman and chief executive officer, Abbott. “This acquisition will significantly enhance and broaden Abbott’s Latin American footprint, and is well aligned with our long-term strategy and commitment to fast-growing markets.”

Abbott expects the acquisition to add approximately $900 million to its sales in the first full year (2015), with expected double-digit sales growth over the next several years.

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CFR Pharmaceuticals, headquartered in Santiago, Chile, participates in 15 Latin American markets and has a comprehensive product portfolio that is well aligned with Abbott’s current pharmaceutical therapeutic areas of focus in women’s health, central nervous system, cardiovascular and respiratory diseases. The addition of CFR’s business will significantly improve Abbott’s position in several markets, and provide the opportunity to expand each company’s portfolio across Latin America.

“We are pleased to join with Abbott to enhance CFR’s leadership across Latin America,” said Alejandro Weinstein, chief executive officer, CFR Pharmaceuticals. “CFR and its employees will become part of an organization much like itself, a well-respected company with a long heritage and commitment to delivering quality health care products that improve people’s lives.”

CFR currently markets more than 1,000 products and has a proven track record of rapidly developing and bringing new products to market. In addition to leading products and a robust pipeline, the acquisition adds approximately 7,000 employees, and R&D and manufacturing facilities in Chile, Colombia, Peru and Argentina.

The Latin American Pharmaceutical Market

The Latin American pharmaceutical market is expected to reach $73 billion in sales this year, and is expected to reach $124 billion by 2018, with estimated annual growth rates of two to three times that of developed markets over the coming years, according to IMS forecasts.

Financial Highlights

Under terms of the agreement, Abbott will commence a tender offer to purchase all the outstanding shares of CFR Pharmaceuticals following necessary regulatory approvals. Abbott plans to fund the transaction with cash on the balance sheet.

Assuming the transaction closes as anticipated by the end of the third quarter of 2014, Abbott would expect to benefit from the year-over-year sales increase in the fourth quarter. The addition of CFR does not impact Abbott’s full-year 2014 ongoing EPS guidance previously provided.

Abbott anticipates this transaction to be accretive to ongoing earnings per share in 2015 and increasing thereafter, before one-time transaction-related items, which will be provided at a later date. The transaction is subject to customary closing conditions and regulatory approvals.

Barclays advised Abbott on the transaction; Deutsche Bank Securities Inc. advised CFR.

Abbott Conference Call

Abbott will conduct a special conference call today at 8 a.m. Central time (9 a.m. Eastern time) to provide an overview of the transaction. A live web cast will be accessible through Abbott’s Investor Relations web site at www.abbottinvestor.com.

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Private Securities Litigation Reform Act of 1995 — A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2013, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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